FOR IMMEDIATE RELEASE

SAFER SHOT SIGNS LETTER OF INTENT TO ACQUIRE AN INTEREST IN MINIATURE MACHINE CORPORATION

New York, NY, February 11, 2008 - Safer Shot, Inc. (OTC:SAFS) announced today that they have signed a letter of intent to acquire a 49% percent interest in Miniature Machine Corporation in a combined stock and cash transaction. In conjunction with its 49% percent ownership interest, Safer Shot will enter into a non-exclusive marketing agreement with Miniature Machine Corporation that will consolidate the sales, shipping and customer service operations of the two companies. Miniature Machine Corporation is a privately held Company located in Las Vegas, NV that manufactures and sells accessories for semi-automatic pistols, revolvers, rifles and shotguns. MMC has projected 2008 sales of $1.1million. Under the terms of the proposed acquisition, Safer Shot will have the option to acquire the remaining 51% interest in Miniature Machine Corporation. Finalization of the transaction will be subject to due diligence and the completion of a definitive purchase agreement between the companies.

For 45 years, Miniature Machine Corporation’s high quality precision made sites have been designed for reliability and durability. The Company’s PT Night Sights are a long time favorite of law enforcement, the U.S. military and sport shooters. MMC has installed sight systems for the U.S. Customs Department, the Bureau of Alcohol Tobacco and Firearms, the Department of Justice - F.B.I., the Secret Service, the U.S. Border Patrol and state and local police departments throughout the country.

Margaret Johns, CEO of Safer Shot, Inc. said, “Miniature Machine Corporation’s reputation for quality, consistent growth and continuing product innovation make it an extremely attractive acquisition on its own merits but those qualities combined with the opportunity Miniature Machine provides us to expedite the launch of our non-lethal products, the Bouncer M-11 and Bouncer Mini in the U.S., and the ability to consolidate the marketing and shipping operations of the two companies to reduce future costs make this partnership a homerun.”

About Safer Shot, Inc.

Safer Shot has successfully completed the development of three versions of a patented non-lethal weapons system the Bouncer M-22, Bouncer M-11 and Bouncer Mini. Safer Shot’s non-lethal weapon allows law enforcement, private security and military personnel to incapacitate an assailant without risk of severe injury or death. Safer Shot’s growth strategy is to identify, acquire and successfully integrate manufacturers and developers of non-traditional weapons, weapon’s accessories and security products for law enforcement, security, military personnel and consumers into their core business.

.Safe Harbor

Certain information contained in this Press Release is considered forward looking statements. Investors and prospective investors are cautioned about significant factors which have in some cases affected our actual results and are in the future likely to affect our actual results and cause them to differ materially from those expressed in any such forward-looking statements. This Press Release contains forward-looking statements relating to future activity, including the closing of the acquisition and operational and business prospects. The Company's results may be affected by, among other factors, failure of the companies to mutually negotiate the terms of the acquisition, including without limitation, the purchase price, incomplete results of the due diligence investigation of Miniature Machine and its business; business abilities and judgment of personnel, availability of qualified personnel, integration of the business into the operations of Monumental Marketing, and changes in, or failure to comply with various government regulations. Actual results may also differ as a result of factors over which we have no control, including general economic and business conditions; effects of war or terrorists acts on the capital markets or the Company's activities.

Contact:

Margaret Johns, CEO

(212) 265-8600 ext 215 mjohns@safershot.com